CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Reverse Convertible Securities due 2013	$3,345,000	$456.26

February 2013 Pricing Supplement No. 614 Registration Statement No. 333-178081 Dated February 19, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Reverse Convertible Securities
The RevCons are senior unsecured obligations of Morgan Stanley, will pay a fixed rate coupon specified below, do not guarantee any return of principal at maturity and will have the terms described in the accompanying product supplement for RevCons and prospectus, as supplemented or modified by this document.  At maturity, the RevCons will pay an amount of cash equal to either (i) the stated principal amount of the RevCons, or (ii) if the closing price of the ordinary shares of Honda Motor Co., Ltd (which trade on the Japanese stock exchange(s)), which we refer to as the underlying shares, on the determination date is less than the initial share price, and the closing price of the underlying shares has decreased to or below the specified trigger price on any trading day over the term of the RevCons, the product of the stated principal amount and the share performance factor.  This amount will be less than the stated principal amount and could be zero.  Furthermore, the investor has no opportunity to participate in any positive performance of the underlying shares.  Investors may lose their entire initial investment in the RevCons. The RevCons are for investors who are willing to risk their principal through a single foreign stock-linked investment and who are willing to forgo the opportunity to participate in any appreciation in the price of the ordinary shares of Honda Motor Co., Ltd. in exchange for the above-market coupon.  The RevCons are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley.  “RevCons” is a service mark of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,345,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Underlying shares:	Ordinary shares of Honda Motor Co., Ltd. The underlying shares trade on the Japanese stock exchange(s), and are quoted in Japanese yen
Underlying company:	Honda Motor Co., Ltd.
Maturity date:	August 22, 2013
Payment at maturity (per RevCons):
An amount of cash equal to either (i) the stated principal amount of $1,000 or (ii) if the final share price is less than the initial share price AND the closing price of the underlying shares has declined to or below the trigger price on any trading day from and excluding the pricing date to and including the determination date, the product of the stated principal amount and the share performance factor as of the determination date.
If the final share price is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day from and excluding the pricing date to and including the determination date, you will lose some or all of your initial investment in the RevCons.

Share performance factor:	Final share price / initial share price
Initial share price:	¥3,505, which is the closing price of the underlying shares on February 18, 2013
Final share price:	The closing price of the underlying shares (quoted in Japanese yen) times the exchange factor, each as determined on the determination date
Determination date:	August 19, 2013
Exchange factor:	Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying shares
Trigger level:	80%
Trigger price:	¥2,804, which is the trigger level times the initial share price
Trigger event:	Closing price trigger event, monitored from but excluding the pricing date to and including the determination date.
Coupon:	10% per annum, paid monthly and calculated on a 30/360 basis
Coupon payment dates:
Monthly, on the 21st of each month, beginning on March 21, 2013, provided that if any such day is not a business day, that coupon will be made on the next succeeding business day and no adjustment will be made to any coupon made on that succeeding business day; provided further that the coupon payment for the last monthly period will be made on the maturity date.

Pricing date:	February 19, 2013
Original issue date:	February 21, 2013 (2 business days after the pricing date)
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP / ISIN:	61761JDC0 / US61761JDC09
Agent:	Morgan Stanley & Co. LLC, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per RevCons	$1,000	$2.50	$997.50
Total	$3,345,000	$8,362.50	$3,336,637.50
(1)         Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $2.50 for each RevCons they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for RevCons.

The RevCons involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these RevCons, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The RevCons are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the RevCons” at the end of this document.
Product supplement for RevCons dated August 17, 2012           Prospectus dated November 21, 2011

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Investment Summary

RevConsSM

Reverse Convertible Securities
RevCons pay a monthly fixed rate coupon.  At maturity, the RevCons will pay an amount of cash equal to either (i) the stated principal amount of the RevCons, or (ii) if the final share price is less than the initial share price and the closing price of the underlying shares has decreased to or below the specified trigger price on any trading day over the term of the RevCons, the product of the stated principal amount and the share performance factor.  Under these circumstances, investors will lose some or all of their initial investment in the RevCons.  There is no minimum payment at maturity for the RevCons and the investor will not participate in any appreciation of the underlying shares.  Investors may lose their entire initial investment in the RevCons.

Key Investment Rationale

The RevCons offer an income-oriented strategy linked to the underlying shares.

▪         Monthly coupon at a higher interest rate than the current dividend yield on the underlying shares

▪         No potential to participate in any appreciation in the underlying shares

▪         No guaranteed return of any principal

The RevCons pay an above-market coupon in exchange for full downside exposure to the underlying shares if the final share price is less than the initial share price and the closing price of the underlying shares declines to or below the trigger price on any trading day from but excluding the pricing date to and including the determination date.

Enhanced Yield	▪ A monthly coupon, the per annum rate of which is higher than the current dividend yield on the underlying shares. ▪ The coupon will be paid regardless of the performance of the underlying shares.
Par Scenario
▪      If the closing price of the underlying shares never declines to or below the trigger price on any trading day during the term of the RevCons, the RevCons will redeem, at maturity, for the stated principal amount.  In addition, if the closing price of the underlying shares declines to or below the trigger price during the term of the RevCons but recovers and, on the determination date, is at or above its initial share price, you will also receive the stated principal amount at maturity.  However, you will not participate in any appreciation in the underlying shares, even if the final share price is greater than the initial share price.

Downside Scenario
▪      If the closing price of the underlying shares declines to or below the trigger price on any trading day during the term of the RevCons and, on the determination date, is below its initial share price, the RevCons will redeem for an amount of cash equal to the product of the stated principal amount and the share performance factor.  This amount will be worth less, and possibly substantially less, than the stated principal amount and could be worth zero.  In this scenario, the RevCons will have outperformed the underlying shares on a per annum basis, but only to the extent that the coupon exceeds the dividend yield.

February 2013	Page 2

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (reflecting a 6-month term) for a range of hypothetical closing prices for the underlying shares on the determination date, depending on whether the closing price of the underlying shares on the determination date is less than the initial share price and whether, on any trading day during the term of the RevCons, the closing price of the underlying shares has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following values in order to illustrate how the RevCons work:
▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	¥3,505
▪ Trigger price:	¥2,804 (80% of the initial share price)
▪ Coupon rate per annum:	10%

TABLE 1:  Unless the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any trading day from but excluding the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (reflecting a 6-month term) on a $1,000 investment in the RevCons, assuming that the closing price of the underlying shares has not decreased to or below the trigger price of ¥2,804 on any trading day during the term of the RevCons.
Hypothetical final share price	Hypothetical share performance factor	Payment at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
¥2,839.05	81%	$1,000	$50	$1,050
¥2,979.25	85%	$1,000	$50	$1,050
¥3,154.50	90%	$1,000	$50	$1,050
¥3,505.00	100%	$1,000	$50	$1,050
¥4,381.25	125%	$1,000	$50	$1,050

February 2013	Page 3

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (reflecting a 6-month term) on a $1,000 investment in the RevCons if the closing price of the underlying shares has decreased to or below the trigger price of ¥2,804 on any trading day from but excluding the pricing date to and including the determination date.  In each of these examples, where the hypothetical closing price of the underlying shares on the determination date is less than the initial share price, the payment at maturity would be an amount in cash equal to the product of the stated principal amount and the share performance factor as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical final share price	Hypothetical share performance factor	Payment at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons*
¥0	0%	$0	$50	$50
¥876.25	25%	$250	$50	$300
¥1,752.50	50%	$500	$50	$550
¥2,628.75	75%	$750	$50	$800
¥2,804.00	80%	$800	$50	$850
¥3,154.50	90%	$900	$50	$950
¥3,505.00	100%	$1,000	$50	$1,050
¥4,381.25	125%	$1,000	$50	$1,050

The hypothetical payout examples above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying shares falls to or below the specified trigger price on any trading day from but excluding the pricing date to and including the determination date, and (b) the closing price of the underlying shares on the determination date.

If the final share price is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day from but excluding the pricing date to and including the determination date, you will lose some or all of your initial investment in the RevCons.

February 2013	Page 4

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Risk Factors

The RevCons are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying product supplement for RevCons and prospectus.

▪
The RevCons do not guarantee the return of any principal.  The terms of the RevCons differ from those of ordinary debt securities in that the RevCons do not guarantee the return of any of the principal amount at maturity.  The payment to investors at maturity will be an amount of cash equal to either (i) the stated principal amount of the RevCons or (ii) if the final share price is less than the initial share price and the closing price of underlying shares has decreased to or below the specified trigger price on any trading day from and excluding the pricing date to and including the determination date, the product of the stated principal amount and the share performance factor as of the determination date.  This amount will be less than the stated principal amount of the RevCons and could be zero.  Accordingly, investors may lose their entire initial investment in the RevCons.

▪
You will not participate in any appreciation in the price of the underlying shares.  You will not participate in any appreciation in the price of the underlying shares over the term of the RevCons. Your return on the RevCons will be limited to the coupon payable on the RevCons, and the maximum you can receive at maturity is the stated principal amount of the RevCons, even if the price of the underlying shares appreciates significantly.

▪
The market price of the RevCons will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the RevCons in the secondary market and the price at which MS & Co. may be willing to purchase or sell the RevCons in the secondary market.  We expect that generally the price of the underlying shares on any day, including in relation to the trigger price, will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include:

o	the volatility (frequency and magnitude of changes in price) of the underlying shares;

o	the dividend rate on the underlying shares;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying company and the price of the underlying shares;

o	interest and yield rates in the market;

o	the time remaining to the maturity of the RevCons;

o	the occurrence of certain events affecting the underlying company that may or may not require an adjustment to the exchange factor; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your RevCons prior to maturity.  For example, you may have to sell your RevCons at a substantial discount from the stated principal amount if the price of the underlying shares has declined below the initial share price, and especially if it has declined below the trigger price.

You cannot predict the future performance of the underlying shares based on their historical performance.  The closing price of the underlying shares may be at or below the trigger price on any day during the term of the RevCons and remain below the initial share price to maturity so that you will receive at maturity an amount in cash worth less than the stated principal amount of the RevCons.  We cannot guarantee that the closing price of the underlying shares will stay above the trigger price over the life of the RevCons or that the closing

February 2013	Page 5

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

price of the underlying shares on the determination date will be at or above the initial share price so that you will receive at maturity an amount equal to the stated principal amount of the RevCons.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The RevCons are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the RevCons, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the RevCons prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The RevCons are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the RevCons and the cost of hedging our obligations under the RevCons that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the RevCons or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Maturity date of the RevCons may be accelerated.  The maturity of the RevCons will be accelerated if (i) the closing price of the underlying shares (as adjusted for certain corporate events) on any two consecutive trading days is less than ¥187 (approximately equivalent to $2.00 as of the date hereof) or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and will likely be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying shares.  Investors in the RevCons will not participate in any appreciation of the underlying shares and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying company.  MS & Co., as calculation agent, will adjust the exchange factor and, thus, the closing price used to determine whether or not the trigger price has been reached, and the final

February 2013	Page 6

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

share price for certain events affecting the underlying company.  However, the calculation agent will not make an adjustment for every event that could affect the underlying company.  For example, the calculation agent is not required to make any adjustments if the underlying company or anyone else makes a partial tender or partial exchange offer for the underlying shares.  If an event occurs that does not require the calculation agent to adjust the exchange factor, the market price of the RevCons may be materially and adversely affected.

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

▪
No affiliation with Honda Motor Co., Ltd.  Honda Motor Co., Ltd. is not an affiliate of the issuer, is not involved with this offering in any way and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to Honda Motor Co., Ltd. in connection with this offering.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons. As calculation agent, MS & Co. has determined the initial share price and the trigger price and will determine whether the closing price of the underlying shares has decreased to or below the specified trigger price during the term of the RevCons, whether a market disruption event has occurred, the final share price, and any adjustment to the exchange factor for each RevCons to reflect certain corporate and other events.  Any of these determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange factor for the RevCons, may affect the amount payable to you at maturity on your RevCons.  See the section of the accompanying product supplement for RevCons called “Description of RevCons—Antidilution Adjustments.”

▪
Hedging and trading activity by our subsidiaries could adversely affect the value of the RevCons.  One or more of our subsidiaries have carried out and will continue to carry out, hedging activities related to the RevCons, including trading in the underlying shares as well as in other instruments related to the underlying shares.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to February 18, 2013 (the day on which the initial share price was determined) could have increased the price of the underlying shares, and, accordingly, could have increased the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying shares must close on each trading day over the term of the RevCons, and on the determination date, so that you do not suffer a loss on your initial investment in the RevCons.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying shares decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or a cash payment worth less than the stated principal amount at maturity.

▪
Morgan Stanley may engage in business with or involving Honda Motor Co., Ltd. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Honda Motor Co., Ltd. without regard to your interests, including extending loans to, or making equity investments in, Honda Motor Co., Ltd. or providing advisory services to Honda Motor Co., Ltd., such as merger and acquisition advisory services. In the course of our business, the issuer or its affiliates may acquire non-public information about Honda Motor Co., Ltd. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Honda Motor Co., Ltd.  These research reports may or may not recommend that investors buy or hold ordinary shares of Honda Motor Co., Ltd.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the RevCons are uncertain.

February 2013	Page 7

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Please read the discussion under “Fact Sheet―General Information―Tax considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying product supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons.  If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the entire coupon on the RevCons should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

February 2013	Page 8

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Honda Motor Co., Ltd. Overview

Honda Motor Co., Ltd. develops, manufactures, and distributes motorcycles, automobiles, and power products such as generators and farm machinery.  The ordinary shares of Honda Motor Co., Ltd., which are the underlying shares for the RevCons, are traded on the Tokyo Stock Exchange and the Osaka Securities Exchange, and are quoted in Japanese yen. The American Depositary Shares representing the ordinary shares of Honda Motor Co., Ltd., but not the actual ordinary shares of Honda Motor Co., Ltd. to which the RevCons are linked, are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by Honda Motor Co., Ltd. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-7628  through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Honda Motor Co., Ltd. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying shares is accurate or complete.

Information as of market close on February 18, 2013:

Bloomberg Ticker Symbol:	7267 JT	52 Week High (on 2/6/2013):	¥3,580
Current Stock Price:	¥3,505	52 Week Low (on 10/11/2012):	¥2,319
52 Weeks Ago:	¥2,950	Current Dividend Yield:	2.20%

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying shares for each quarter from January 1, 2008 through February 18, 2013.  The closing price of the underlying shares on February 18, 2013 was ¥3,505.  The associated graph shows the closing prices of the underlying shares for each day in that same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying shares should not be taken as an indication of their future performance, and no assurance can be given as to the price of the underlying shares at any time, including on the determination date.

Ordinary Shares of Honda Motor Co., Ltd. (Code 7267)	High (¥)	Low (¥)	Dividends (¥)
2008
First Quarter	3,600	2,630	22
Second Quarter	3,860	2,795	22
Third Quarter	3,840	3,090	22
Fourth Quarter	3,140	1,653	22
2009
First Quarter	2,465	1,862	11
Second Quarter	3,050	2,470	8
Third Quarter	3,210	2,325	8
Fourth Quarter	3,140	2,595	8
2010
First Quarter	3,400	2,985	10
Second Quarter	3,380	2,597	12
Third Quarter	3,015	2,495	12
Fourth Quarter	3,300	2,725	12
2011
First Quarter	3,710	2,974	15
Second Quarter	3,225	2,862	15
Third Quarter	3,260	2,245	15
Fourth Quarter	2,498	2,153	15

February 2013	Page 9

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Ordinary Shares of Honda Motor Co., Ltd. (Code 7267)	High (¥)	Low (¥)	Dividends (¥)
2012
First Quarter	3,295	2,443	15
Second Quarter	3,210	2,368	15
Third Quarter	2,742	2,362	19
Fourth Quarter	3,145	2,319	19
2013
First Quarter (through February 18, 2013)	3,580	3,200	19

We make no representation as to the amount of dividends, if any, that Honda Motor Co., Ltd. may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the ordinary shares of Honda Motor Co., Ltd.

Ordinary Shares of Honda Motor Co., Ltd. – Daily closing prices January 1, 2008 to February 18, 2013

February 2013	Page 10

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

Additional Information About the RevCons

Please read this information in conjunction with the summary terms on the front cover of this document.
General Information
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Postponement of maturity date:
If the scheduled determination date is not a trading day or if a market disruption event occurs on that day so that the determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the RevCons will be postponed to the second business day following that determination date as postponed.

Denomination:	$1,000 and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 RevCons
Tax considerations:
Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the RevCons.  We intend to treat the RevCons, under current law, as a unit consisting of (i) a put right written by you to us, that if exercised requires you to pay us an amount equal to the deposit (as described below) in exchange for an amount linked to the performance of the underlying shares as of the determination date, and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the put right.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the RevCons is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Based on the treatment set forth above, we have determined that the yield on the deposit is 0.6708% per annum, compounded monthly, and that the remaining portion of the coupons on the RevCons is attributable to the put premium, as described in the section of the accompanying product supplement for RevCons called “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the RevCons—RevCons with a Term Equal to or Less Than One Year.”

Please read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying product supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons. As discussed therein, alternative U.S. federal income tax treatments of the RevCons are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the RevCons. Accordingly, prospective purchasers should consult their tax advisers regarding concerning the U.S. federal income tax consequences of an investment in the RevCons.

In 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Our counsel has advised that, under current law, payments made with respect to the RevCons to Non-U.S. Holders generally should not be subject to U.S. withholding tax, but that due to the lack of controlling authority, there is uncertainty in this regard.  We currently do not intend to withhold on such payments, subject to compliance by Non-U.S. Holders with certification requirements necessary to establish an exemption from withholding as described in the accompanying product supplement for RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, the Treasury Department or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying product supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, the consequences resulting from the Medicare tax on investment income are not discussed in this pricing supplement or the accompanying product supplement for RevCons.

The discussion in the preceding paragraphs under “Tax considerations,” and the section entitled “United States Federal Taxation” in the accompanying product supplement for

February 2013	Page 11

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

RevCons, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the RevCons.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Closing price:
The following replaces “closing price” in the product supplement for RevCons in its entirety.

The closing price for any security on any trading day means the official closing price of such security as reported by the principal exchange on which such security is traded on such trading day. If the official closing price is not available for any reason (including, without limitation, the occurrence of a market disruption event), the closing price for such security for any trading day shall be the mean, as determined by the calculation agent, of the bid prices for such security obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the calculation agent after 3:00 p.m. (local time in such principal market) on such trading day.

For purposes of determining whether the final share price is less than the initial share price and whether a trigger event has occurred and for purposes of calculating the payment at maturity, the closing price of the underlying shares will be adjusted by the exchange factor.

Trading day:
The following replaces “trading day” in the product supplement for RevCons in its entirety.
Trading day means a day on which trading is generally conducted on the Tokyo Stock Exchange, as determined by the calculation agent.

Market disruption event:
The following replaces “market disruption event” in the product supplement for RevCons in its entirety.

Market disruption event means, with respect to the underlying shares, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:

(i)      the occurrence or existence of a suspension, absence or material limitation of trading of the underlying shares on the primary market for the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying shares as a result of which the reported trading prices for the underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii)      a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the RevCons; and

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event, (3) limitations pursuant to any applicable rule or regulation enacted or promulgated by the Tokyo Stock Exchange (or any other self-regulatory organization in Japan with jurisdiction over the Tokyo Stock Exchange) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on the underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying shares and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution adjustment:
The following replaces “Antidilution Adjustments” in the product supplement for RevCons in its entirety.

1.          If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying shares.

February 2013	Page 12

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

2.          If the underlying shares are subject (i) to a stock dividend (issuance of additional underlying shares) that is given ratably to all holders of underlying shares or (ii) to a distribution of the underlying shares as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the underlying shares are trading ex-dividend, the exchange factor will be adjusted so that the new exchange factor shall equal the prior exchange factor plus the product of (i) the number of shares issued with respect to one share of the underlying shares and (ii) the prior exchange factor.

3.          If the underlying company issues rights or warrants to all holders of the underlying shares to subscribe for or purchase the underlying shares at an exercise price per share less than the closing price of the underlying shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the RevCons, then the exchange factor will be adjusted to equal the product of the prior exchange factor and a fraction, the numerator of which shall be the number of underlying shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional underlying shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of underlying shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional underlying shares which the aggregate offering price of the total number of underlying shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4.          There will be no adjustments to the exchange factor to reflect cash dividends or other distributions paid with respect to the underlying shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below, Extraordinary Dividends as described below, or as permitted in paragraph 6 below.  A cash dividend or other distribution with respect to the underlying shares will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying shares by an amount equal to at least 10% of the closing price of the underlying shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying shares on the primary U.S. organized securities exchange or trading system on which the underlying shares are traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend.  If an Extraordinary Dividend occurs with respect to the underlying shares, the exchange factor with respect to the underlying shares will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange factor will equal the product of (i) the then current exchange factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying shares will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive.  A distribution on the underlying shares described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the exchange factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5.          If (i) there occurs any reclassification or change of the underlying shares, including, without limitation, as a result of the issuance of any tracking stock by the underlying company, (ii) the underlying company or any surviving entity or subsequent surviving entity of the underlying company (an “underlying company Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying company or any underlying company Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying company is liquidated, (v) the underlying company issues to all of its shareholders equity securities of an issuer other than the underlying company (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding underlying shares  (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the amount payable upon exchange at maturity for each RevCons will be

February 2013	Page 13

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

adjusted to provide that investors will be entitled to receive at maturity, in respect of the stated principal amount of each RevCons an amount of cash equal to either:

•     the stated principal amount of each RevCons, or

•     if (x) a trigger event has occurred (assessed as if the effective date of the Reorganization Event were the determination date), or (y) the Exchange Property Value (as defined below) at the time the closing price of the underlying shares would otherwise be published or reported on any trading day from and including the effective date of the Reorganization Event to and including the determination date has decreased to or below the trigger price, and the Exchange Property Value (as defined below) on the determination date is less than the initial share price, stated principal amount times (Exchange Property Value (as defined below) on the determination date divided by initial share price).

“Exchange Property” means securities, cash or any other assets distributed to holders of the underlying shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying shares, (B) in the case of a Spin-off Event, the share of the underlying shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the underlying shares continue to be held by the holders receiving such distribution, the underlying shares.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.  If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.

For purposes of determining whether or not the Exchange Property Value has decreased to or below the trigger price at the time the closing price of the underlying shares would otherwise be published or reported on any trading day from and including the time of the Reorganization Event to and including the determination date and whether or not the Exchange Property Value is less than the initial share price, “Exchange Property Value” means (i) for any cash received in any Reorganization Event, the value, as determined by the calculation agent, as of the date of receipt, of such cash received for one share of the underlying shares, as adjusted by the exchange factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of the underlying shares, as adjusted by the exchange factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the price, as of the time at which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying shares, as adjusted by the exchange factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “the underlying shares” under “—General Terms of the RevCons—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any other security received by holders of the underlying shares in any such Reorganization Event, and (ii) all other references in this product supplement to “the underlying shares” shall be deemed to refer to the Exchange Property into which the RevCons are thereafter exchangeable and references to a “share” or “shares” of the underlying shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

6. Except as described below, no adjustments to the exchange factor or to the amount payable at maturity of the RevCons will be required other than those specified above. However, we may, at our sole discretion, cause the calculation agent to make additional adjustments to the exchange factor or to adjust the determination of the payment at maturity upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the underlying shares, but only to reflect such changes, and not with the aim of changing relative investment risks. In addition, we may, at our sole discretion, cause the calculation agent, to alter the specific adjustments set forth above in paragraphs 1 through 5 upon the occurrence of one or more of the events enumerated in paragraphs 1 through 5, if we determine that such adjustments do not properly reflect the consequences of the events enumerated in such paragraphs or would not preserve the relative investment risks.  There may be corporate or other similar events that could

February 2013	Page 14

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

affect the closing price of the underlying shares for which the calculation agent will not adjust the exchange factor.

Any alterations to the specific adjustments set forth above may be materially adverse to the holders of the RevCons.

No adjustment to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect.  The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the exchange factor will be made up to the close of business on the determination date.
No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the intraday price or closing price of the underlying shares, including, without limitation, a partial tender or exchange offer for the underlying shares.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to the exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described above (including the identification of potential events described in paragraph 6), and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error. If any of the Exchange Property described in paragraph 5 above is denominated in a currency other than the Japanese yen, the calculation agent, in determining the Exchange Property Value, will determine the value of such Exchange Property in Japanese yen, subject to any currency exchange costs.

The calculation agent will provide information as to any adjustments to the exchange factor or to the method of calculating the amount payable at maturity of the RevCons made pursuant to paragraph 5 above upon written request by any investor in the RevCons.

Price event acceleration:
The following replaces “Price Event Acceleration” in the product supplement for RevCons in its entirety.

If on any two consecutive trading days during the period prior to and ending on the third business day immediately preceding the maturity date, the product of the closing price of one share of the underlying shares and the exchange factor is less than the acceleration trigger price of ¥187, the maturity date of the RevCons will be deemed to be accelerated to the third business day immediately following such second trading day (such second trading day, the “date of acceleration”).  Upon such acceleration, with respect to the stated principal amount of each RevCons, we will deliver to DTC, as holder of the RevCons, on the date of acceleration:

•    stated principal amount times share performance factor as if such date of acceleration were the determination date

•    accrued but unpaid coupon to but excluding the date of acceleration plus an amount of cash, as determined by the calculation agent, equal to the sum of the present values of the remaining scheduled payments of coupon on the RevCons (excluding any portion of such payments of coupon accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.

We expect such cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Investors will not be entitled to receive the return of the stated principal amount of each RevCons upon a price event acceleration.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On or prior to February 18, 2013 (the day on which the initial share price was determined), we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying shares, in options contracts on the underlying shares listed on major securities markets.  Such purchase activity could have increased the initial share price and the trigger price of the RevCons, and, therefore, could have increased the price at which the underlying shares must close on each trading day over the term of the RevCons, and on the determination date, so that you do not suffer a loss on your initial investment in the RevCons.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the RevCons by

February 2013	Page 15

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

purchasing and selling the underlying shares, options contracts on the underlying shares listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  Such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying shares decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of a cash payment worth less than the stated principal amount.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the product supplement for RevCons.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the RevCons.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the RevCons are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the RevCons are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the RevCons.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the RevCons.

Because we may be considered a party in interest with respect to many Plans, the RevCons may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the RevCons will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the RevCons that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such RevCons on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the RevCons on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The RevCons are contractual financial instruments.  The financial exposure provided by the RevCons is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the RevCons.  The RevCons have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the RevCons.

Each purchaser or holder of any RevCons acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions

February 2013	Page 16

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

      for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the RevCons, (B) the purchaser or holder’s investment in the RevCons, or (C) the exercise of or failure to exercise any rights we have under or with respect to the RevCons;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the RevCons and (B) all hedging transactions in connection with our obligations under the RevCons;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the RevCons has exclusive responsibility for ensuring that its purchase, holding and disposition of the RevCons do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any RevCons to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the RevCons if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the RevCons by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the RevCons, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $2.50 for each RevCons they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying product supplement for RevCons.

Validity of the RevCons:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the RevCons offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such RevCons will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the RevCons and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in

February 2013	Page 17

RevConsSM
RevConsSM Based on the Ordinary Shares of Honda Motor Co., Ltd. Due August 22, 2013

that registration statement, the product supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for RevCons if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for RevCons dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for RevCons or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

February 2013	Page 18